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Assurant Announces Appointment of John A.C. Swainson to Board of Directors

NEW YORK, May 12, 2010 -- Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announces the appointment of John A.C. Swainson, retired Chief Executive Officer of CA, Inc., to its Board of Directors, effective May 14, 2010.

“John Swainson is a highly regarded executive who brings more than 30 years of technology expertise and leadership experience to the Assurant Board of Directors," says Robert B. Pollock, Assurant's president and chief executive officer. "An outstanding career at IBM and top positions at CA, Inc. combine to make John a helpful new advisor as we continue to grow Assurant’s diversified, specialty insurance strategy.”

Swainson, 55, currently serves on the Boards of Visa Inc. and Cadence Design Systems Inc.

A resident of Ridgefield, Conn., Swainson earned a bachelor's degree from the University of British Columbia with a degree in engineering.

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. Its four key businesses -- Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits -- partner with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the United States and select worldwide markets.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $26 billion in assets and $8 billion in annual revenue. www.assurant.com

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Media Contact:
Shawn Kahle
Vice President
Corporate Communications
Phone: 212-859-7047
Fax: 212-859-5893
shawn.kahle@assurant.com

Investor Relations Contact:
Melissa Kivett
Senior Vice President
Investor Relations
Phone: 212-859-7029
Fax: 212-859-5893
melissa.kivett@assurant.com